SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                                    FORM 8-K

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                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  August 2, 1998              Commission file number:  1-6187

                                ALBERTSON'S, INC.
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             (Exact name of Registrant as specified in its Charter)


          Delaware                                         82-0184434
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(State of Incorporation)                     (Employer Identification Number)


250 Parkcenter Blvd., P.O. Box 20, Boise, Idaho           83726
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(Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code:     (208) 395-6200
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Item 5.  Other Events.

Albertson's, Inc. and American Stores Company have entered into a definitive merger agreement in which the two companies will be combined, forming the largest retail food and drug company in the United States. The combined company, Albertson's, Inc., will operate more than 2,470 stores in 37 states, with pro forma 1998 estimated annual sales of approximately $36 billion and more than 218,000 employees.

The transaction, which is expected to close in early 1999, has a total value of approximately $11.7 billion, consisting of equity value of $8.3 billion and net debt of $3.4 billion. Excluding one-time charges, the transaction is expected to be accretive to Albertson's earnings per share in 1999 and to accelerate Albertson's annual earnings growth in subsequent years through the realization of approximately $300 million of annual cost savings.

Under the terms of the transaction, American Stores Company shareholders will receive 0.63 shares of Albertson's Common Stock for each share of American Stores Company Common Stock they own. Based upon Albertson's July 31, 1998, closing stock price of $48.00 per share, the transaction has a value of $30.24 per share for American Stores Company shareholders. Albertson's will issue approximately 172.8 million shares in the transaction. Following closing of the merger, American Stores Company shareholders would own 41.3 percent of Albertson's. The companies have entered into cross options under which each company has been granted an option to purchase up to 19.9 percent of the other company's common stock under certain conditions.

         The preceding is qualified in its entirety by reference to the press release issued by the Registrant on August 3, 1998 which is attached hereto as
Exhibit 99.1.

Item 7.  Exhibits.

Exhibit
   No.            Description

  99.1            Press Release dated August 3, 1998


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                                    SIGNATURE


         Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, Albertson's, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                ALBERTSON'S, INC.



Date:     August 5, 1998        BY:  /s/ Thomas R. Saldin
                                     Thomas R. Saldin
                                     Executive Vice President, Administration
                                     and General Counsel


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                                INDEX TO EXHIBITS
                          FILED WITH THE CURRENT REPORT
                        ON FORM 8-K DATED AUGUST 2, 1998



Exhibit
   No.            Description

  99.1            Press Release dated August 3, 1998